Exhibit 99.1

Contacts:
Stacy A. Kruse
Chief Financial Officer and Treasurer
Wilsons The Leather Experts Inc.
(763) 391-4000
For Immediate Release
Wilsons The Leather Experts Inc. Announces
First Quarter 2006 Operating Results
     MINNEAPOLIS — (BUSINESS WIRE) — May 16, 2006 — Wilsons The Leather Experts Inc. (NASDAQ: WLSN) today announced results for the quarter ended April 29, 2006. Net sales decreased 11.4% to $74.7 million compared to $84.3 million for the same period last year.
     Comparable store sales for the first quarter ended April 29, 2006 decreased 10.8% compared to an increase of 15.8% in the same period last year.
     Wilsons Leather reported a net loss for the 2006 first quarter of $6.5 million, or $0.17 per basic and diluted share. This compares to a net loss for the 2005 first quarter of $3.8 million, or $0.10 per basic and diluted share.
     Michael Searles, Chairman and Chief Executive Officer, commented, “Our results for the quarter are reflective of a store base that is in a state of transition. We fully expected that the multi-year, multi-format strategy that we have committed ourselves to would be accompanied with growing pains. Sales in the first quarter have reflected this, but we are not taken by surprise, nor are we disheartened. We remain committed to the initiatives we are undertaking and believe that they will move Wilsons Leather into a much stronger position as a company and brand. The process of planning and executing new strategies is slow, but they are beginning to take shape. We are excited about the future of Wilsons Leather.”
About Wilsons Leather
Wilsons Leather is the leading specialty retailer of leather outerwear, accessories and apparel in the United States. As of April 29, 2006, Wilsons Leather operated 421 stores located in 45 states, including 297 mall stores, 110 outlet stores and 14 airport stores.
Except for historical information, matters discussed in this press release are forward-looking statements that involve risks and uncertainties, and actual results may be materially different. Such statements are based on information available to management as of the time of such statements and include statements related to future comparable store sales results, business strategies, changes to merchandise mix and future sales results. Factors that could cause actual results to

7401 Boone Avenue North Brooklyn Park, Minnesota 55428
763.391.4000 phone, 763.391.4906 fax, www.wilsonsleather.com differ include: changes in customer shopping patterns; competition in our markets; uncertainty in general economic conditions, including rising energy prices; risks associated with our strategic initiatives, including development of our new store concept and wholesale business; continued declines in comparable store sales; unseasonably warm weather; our inability to effectively respond to changes in fashion trends and consumer demands; our inability to grow the business as planned; decreased availability and increased cost of leather; risks associated with foreign sourcing and international business; seasonality of our business; our inability to renew existing license agreements and/or enter into new licensing agreements; the public sale into the market of common stock issued pursuant to options granted under our employee benefit plans or shares issued in our 2004 equity financing or issuable upon exercise of warrants delivered in connection with our equity financing; risks associated with our debt service; risks associated with estimates made by management based on our critical accounting policies; changes to financial accounting standards that may affect our results of operations; loss of key members of our senior management team; concentration of our common stock; volatility of the market price of our common stock; failure of results of operations to meet expectations of research analysts; reliance on third parties for upgrading and maintaining our management information systems; war, acts of terrorism or the threat of either; and interruption in the operation of our corporate offices and distribution center. The information included in this press release is operative as of this date only. Wilsons Leather does not undertake any obligation to update its forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. In order to ensure that all investors continue to have equal access to the same information, Wilsons Leather will refrain from updating forward-looking statements made in this press release unless it does so through means designed to provide broad distribution of the information to the public.
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WILSONS THE LEATHER EXPERTS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	April 29,	January 28,	April 30,
	2006	2006(1)	2005
	(Unaudited)		(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$49,479	$45,552	$43,006
Accounts receivable, net	2,766	4,063	3,480
Inventories	69,552	85,645	69,620
Prepaid expenses and other current assets	5,082	1,987	6,396

TOTAL CURRENT ASSETS	126,879	137,247	122,502

Property and equipment, net	41,046	41,045	43,005
Other assets, net	1,419	1,576	2,048

TOTAL ASSETS	$169,344	$179,868	$167,555

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$10,889	$12,036	$10,843
Accrued expenses	15,856	16,595	17,287
Income taxes payable	2,810	5,685	4,294
Deferred income taxes	53	53	5,585

TOTAL CURRENT LIABILITIES	29,608	34,369	38,009

Long-term debt	20,000	20,000	20,000
Other long-term liabilities	17,505	17,445	17,860
Total shareholders’ equity	102,231	108,054	91,686

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$169,344	$179,868	$167,555

1.	Derived from audited consolidated financial statements.
Note: The Company’s inventories are determined by the retail method on the last-in, first-out (“LIFO”) basis. The difference in inventories between the LIFO method and the first-in, first-out method was not material as of April 29, 2006, January 28, 2006 or April 30, 2005.

WILSONS THE LEATHER EXPERTS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	For the three months ended
	April 29,	April 30,
	2006	2005

NET SALES	$74,680	$84,329
COST OF GOODS SOLD, BUYING AND OCCUPANCY COSTS	54,950	58,944

Gross margin	19,730	25,385

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	25,580	24,804
DEPRECIATION AND AMORTIZATION	3,172	3,711

Operating loss	(9,022)	(3,130)
INTEREST EXPENSE, net	242	663

Loss before income taxes	(9,264)	(3,793)
INCOME TAX BENEFIT	(2,764)	—

Net loss	$(6,500)	$(3,793)

BASIC AND DILUTED LOSS PER SHARE:
Basic and diluted loss per share	$(0.17)	$(0.10)

Weighted average shares outstanding — basic and diluted	39,105	38,901